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                                                                    EXHIBIT 99.1

                   [NOVEN PHARMACEUTICALS, INC. LETTERHEAD]
                             FOR IMMEDIATE RELEASE

                         NOVEN BOARD OF DIRECTORS ADOPTS
                             STOCKHOLDER RIGHTS PLAN

MIAMI, FLORIDA, NOVEMBER 6, 2001 -- Noven Pharmaceuticals, Inc. (Nasdaq: NOVN) today announced that its Board of Directors has adopted a Stockholder Rights Plan ("Rights Plan") designed to protect company stockholders in the event of takeover activity that would deny them the full value of their investment. The Rights Plan was not adopted in response to any specific takeover threat.

In adopting the Rights Plan, the Board declared a dividend distribution of one preferred stock purchase right for each outstanding share of Noven common stock, payable to stockholders of record at the close of business on November 16, 2001. The rights will become exercisable only in the event, with certain exceptions, a person or group of affiliated or associated persons acquires 15% or more of Noven's voting stock, or a person or group of affiliated or associated persons commences a tender or exchange offer, which if successfully consummated, would result in such person or group owning 15% or more of Noven's voting stock. The rights will expire on November 6, 2011.

Each right, once exercisable, will entitle the holder (other than rights owned by an acquiring person or group) to buy one one-thousandth of a share of a series of Noven's preferred stock at a price of $110.00, subject to adjustments. In addition, upon the occurrence of certain events, holders of the rights (other than rights owned by an acquiring person or group) would be entitled to purchase either Noven's preferred stock or shares in an "acquiring entity" at approximately half of market value. Further, at any time after a person or group acquires 15% or more (but less


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                                                                   EXHIBIT 99.1


than 50%) of Noven's outstanding voting stock, subject to certain exceptions, the Board of Directors may, at its option, exchange part or all of the rights (other than rights held by an acquiring person or group) for shares of Noven's common stock having a fair market value on the date of such acquisition equal to the excess of (i) the fair market value of preferred stock issuable upon exercise of the rights over (ii) the exercise price of the rights.

Noven will be entitled to redeem the rights at $0.01 per right at any time prior to the close of business on the tenth day after there has been a public announcement of the beneficial ownership by any person or group of 15% or more of Noven's voting stock, subject to certain exceptions.

Commenting on the Rights Plan, Robert C. Strauss, Noven's President, Chief Executive Officer & Chairman, said: "The Board believes that the Rights Plan represents a sound and reasonable means of safeguarding the interests of stockholders. It seeks to ensure that stockholders realize the long-term value of their investment. The Rights Plan should encourage anyone seeking to acquire the company to treat all stockholders equally and to negotiate with the Board prior to a takeover attempt."

Details of the Rights Plan will be outlined in a letter to be mailed to stockholders on or about the record date of November 16, 2001.

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leader in the development of transdermal and transmucosal drug delivery technologies and products. Together with Novartis Pharmaceuticals Corporation, Noven owns a highly profitable women's health products company called Novogyne Pharmaceuticals. Noven's existing products include advanced estrogen transdermal delivery systems (including Vivelle-Dot(TM), licensed to Novogyne, and Estradot(R), licensed to Novartis Pharma AG) and combination estrogen/progestin transdermal delivery systems (including CombiPatch(R), licensed to Novogyne, and Estalis, licensed to Novartis Pharma AG). With a range of additional products in development, including MethyPatch(R), Noven is committed to becoming the world's premier developer, manufacturer and marketer of


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                                                                   EXHIBIT 99.1


transdermal and transmucosal drug delivery systems. For additional information on Noven, visit www.noven.com.

CONTACT:

Joseph C. Jones
Vice President - Corporate Affairs
Noven Pharmaceuticals, Inc.
(305) 253-1916


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